Exhibit-99.1

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV BANCORP, INC. ANNOUNCES THE APPOINTMENT OF DEREK WARDEN, EXECUTIVE VICE PRESIDENT AND CHIEF CREDIT OFFICER, TO ITS SUBSIDIARY HUNTINGDON VALLEY BANK.

Doylestown, Pennsylvania-November 29, 2019. HV Bancorp, Inc. (the “Company”) (NASDAQ Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), announces Derek Warden has been appointed Executive Vice President and Chief Credit Officer to the Bank. Mr. Warden will be joining the Bank on December 10, 2019. In his new role, Mr. Warden will provide corporate oversight of the Bank’s commercial loan portfolio, manage commercial credit underwriting, and will have responsibility for commercial credit risk.

A veteran of more than 35 years in banking, Mr. Warden possesses an extensive professional background in commercial lending, credit administration and credit review, with previous experience serving as both Credit Officer and Chief Lending Officer. Mr. Warden joins HVB from Penn Community Bank where he had served as Chief Lending Officer and is a graduate of the University of Pennsylvania.

Travis J. Thompson, Esq., President & CEO, commented, “Derek brings excellent credentials to the Chief Credit Officer position with extensive experience managing credit portfolios and a thorough understanding of credit risk and commercial loan review. As we strive to build market share in the Greater Philadelphia area with a focus on lending to small to mid-sized businesses with credit needs up to $4 million, Derek and his credit team will work to ensure HVB’s strong focus on credit quality remains intact. We are very pleased to have Derek join our Team at HVB.”

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.